Exhibit 10.4

Amendment to First Amended and Restated Employment Agreement

This Amendment to the First Amended and Restated Employment Agreement dated October 1, 2021 by and between Aaron Speach and EBET, INC. (fka Esports Techologies, Inc.) (“Prior Agreement”) is made and effective as of July 1, 2023 (“Effective Date”) and amends said Prior Agreement as well as that certain Employment Agreement made prior to the Prior Agreement and supersedes same only to the extent identified hereinbelow and any and all other provisions, terms and conditions of said Prior Agreement which are not referenced herein shall remain in full force and effect (“Amendment”):

Amendments to Prior Agreement

---Section 5(B.) as stated below shall be inserted below Section 5 (A.) of said Prior Agreement as follows:

5 (B.) Retention Compensation.

(i) Retention Bonus: Employee shall be entitled to a one-time cash retention bonus paid in installments as follows:

a.	$35,000 on execution hereof;

b.	$70,000 on October 1, 2023; and

c.	$70,000 on January 1, 2024 (collectively the “Retention Bonus Payment”).

Said Retention Bonus Payment shall be accelerated and paid in full at such time as the earlier to occur, if any, of:

d.	A merger, sale or change of control of Company; or

e.	that date in which the Employee’s employment is terminated so long as such termination is made without cause in accordance with the Prior Agreement.

(ii)	Transaction Bonus: Employee shall be entitled to a transaction bonus equal to 0.95% of proceeds from any merger, sale or change of control transaction entered by the Company (“Transaction”) during the Term of Employees Prior Agreement, as amended and for a period of up to two (2) months thereafter termination thereof so long as any such Transaction exceeds Net Proceeds of no less than $26,000,000 (“Threshold”). The term “Net Proceeds” shall be defined for purposes of this Amendment as Gross Proceeds received in cash from a Transaction: plus (a) cash on deposit, and (b) amounts received from Aspire Global plc or its affiliates/acquiror (“Aspire”) in respect of claims thereon (which may include forgiveness of the seller note due to Aspire if all obligations to the senior lender are paid in full); less (a) revolving credit facility and any debtor-in- possession (DIP) balance(s), (c) amounts owed to Houlihan Lokey Capital (financial advisor), (d) amounts owed to Nelson Mullins (SAC legal counsel), (e) amounts owed to Buchalter, LLP, (f) amounts owed to Fennemore Craig law firm, (g) amounts owed to a financial advisors engaged by the Company and/or the Strategic Alternatives Committee specifically to render a fairness opinion on the proposed transaction, and (h) amounts owed to other management for other Transaction Bonuses. If Net Proceeds before said Transaction Bonus are in excess of the Threshold but insufficient to pay full bonuses without reducing Net Proceeds below the threshold, the Bonuses due will be reduced to bring Net Proceeds exactly to the threshold.

a.	Employee shall be entitled to an additional Transaction Bonus equal to 0.25% of any proceeds from any Transaction entered during the Term of Employees Prior Agreement, as amended and for a period of up to two (2) months thereafter termination thereof, so long as any such Transaction exceeds the Threshold and also results in repayment of any and all loans of the Company outstanding and redemption of preferred equity as of the Transaction date, termination, extinguishment or otherwise the satisfaction and all trade creditor payables as of the date of Transaction, and the recoupment of capital by all common shareholders of the Company based on any such shareholders common shareholding value as determined based on the EBET closing market price of common shares as of June 30, 2023.

(iii)	Additional Severance. As an additional incentive, Employee shall be entitled to a payment upon termination made in accordance with Section 10.2 of the Prior Agreement which is equal to the greater of either (a) a severance payment equal to 100% of his annual base salary compensation applicable as of the date of any termination, or (b) that severance consideration which may be due to Employee under Section 10.2.1 of the Prior Agreement.

READ, APPROVED, AND AGREED as of the Effective Date first written hereinabove.

FOR: EBET, INC.

/s/ Matt Lourie

Matt Lourie- CFO

FOR: Employee

/s/ Aaron Speach

Aaron Speach--CEO